UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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RPT Realty
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2021 ANNUAL MEETING SUPPLEMENTAL INFORMATION REGARDING 2020 EXECUTIVE COMPENSATION PROGAM

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Trustees on ALL of the proposals included in our 2021 Proxy Statement, which was filed on March 16, 2021. In particular, we are requesting your vote FOR Proposal 3, the annual advisory vote on the compensation paid to our named executive officers (“NEOs”). We take a very disciplined “pay-for-performance” approach to executive compensation. This philosophy was not changed as a result of the COVID-19 pandemic. However, as discussed in our 2021 Proxy Statement, just as our business and operations were impacted during 2021, demanding a thoughtful, agile response from our NEOs, our executive compensation program also required adaptations from the framework we established prior to the onset of the pandemic. We are providing this supplemental information to summarize some of the key aspects of our 2020 executive compensation program, and to place the executive compensation decisions made during 2020 in the context of not only the immediate impact of the pandemic but also the long-term alignment of our NEOs with shareholder value.

We have had consistently strong shareholder support for our say-on-pay proposals over the last several years. Although, for 2020, we adapted the structure of our compensation program in response to the circumstances of the COVID-19 pandemic, our core compensation philosophy remains unchanged, and we believe that each of the compensation decisions made for 2020 reflect the same spirit and principles that have garnered such strong support from shareholders year after year. We were pleased to receive the support of 98% of the votes cast on our say-on-pay proposal last year and look forward to receiving strong support again this year. 97.3% 88.5% 98.0% 2018 2019 2020

As a result of the COVID-19 pandemic and the impact on our business and operations, we adapted our 2020 compensation program from the initially established framework. Throughout 2020, we utilized focused compensation strategies to maintain liquidity and incentivize senior management in the wake of the unprecedented economic disruptions caused by the COVID-19 pandemic, specifically: • Salary Reduction and Exchange Program – In May 2020, our NEOs voluntarily reduced their base salaries through the end of the year to improve our liquidity position, with a portion of the forfeited salary being exchange for equity. • Employment Agreement Extensions – In June 2020, we extended the employment relationships with our CEO and CFO, key executives that we view as essential to our long-term success, including one-time equity grants that cliff vest in full on June 30, 2025 and June 30, 2024, respectively, strongly aligning each executive with shareholders for the duration of the employment agreement. • Extension of 2018 Performance Awards – In October 2020, we extended the performance period, as well as the vesting period, for performance-based awards granted in 2018 from December 31, 2020 through December 31, 2024. These awards would have been earned and vested at above-target performance levels at the end of 2020, but instead will now align our NEOs with shareholders for an additional four-year period. • Absolute Share Price Awards – In October 2020, we diversified our long-term equity awards by granting one-time performance-based awards to our NEOs and the rest of our management team that were directly linked to shareholder value rather than relative performance and would only be earned if our share price increased. These awards are also subject to cliff vesting based on continued employment, such that none of these awards will be earned unless our executives remain employed through December 31, 2024.

The primary effect of these compensation strategies was to shift compensation overwhelmingly away from cash compensation for 2020 and towards equity-based compensation. For example, over 80% of our CEO’s total compensation, as reported in the Summary Compensation Table for 2020 in our 2021 Proxy Statement, related to the grant of equity awards, of which over 60% will not be eligible to vest until December 31, 2024 or later. Equity, 81.3% Cash, 18.7% 2020 total CEO compensation mixBenefits of increased equity mix • Direct alignment with shareholders now and into the future • Long-term retention of our key executive leadership for stability, consistency, and to continue to build upon our strong results and progress as an organization • Continued focus on sustainable performance • Spread-out near-term stock market volatility through long-term vesting

In addition to the other compensation strategies employed during 2020, our Compensation Committee also considered the impact of the COVID-19 pandemic in February 2021 when determining annual cash bonuses for 2020. In light of the of the impact of the COVID-19 pandemic, our Compensation Committee determined that the objective, formulaic goals initially established in early 2020 that linked pay outcomes to financial and operational metrics would not and could not adequately capture our performance during 2020. As a result, all of our NEOs received discretionary bonuses based on our 2020 achievements centered around three key themes: humanity, liquidity and innovation.

These criteria were selected because they were representative of the areas of our business and operations that remained within the control of senior management during a particularly turbulent year. • Humanity. We prioritized the health, safety and wellness of our employees and tenants by implementing safety policies at our offices and buildings, holding virtual events, and by providing resources to tenants in need. In addition, we continued our commitments to charitable efforts and launched new diversity, equity and inclusion initiatives. • Liquidity. In addition to steps taken in December 2019 to secure liquidity by extending average debt maturities and executing a transformational joint venture, we implemented decisive measures in March 2020 to further enhance liquidity and bolster our cash position, including drawing down our previously unused line of credit, suspending all acquisition, disposition, development and redevelopment projects, deferring all but essential capital expenditures, suspending our dividend, and implementing the salary reduction and exchange program described above. We also secured a first-time investment grade credit rating from Fitch Ratings, Inc. • Innovation. Led by the vision of senior management, we laid the groundwork for the formation of a new net lease retail real estate platform and capitalized on market opportunities relating to net lease and essential tenant properties, value dislocations between multi and single tenant properties and grocer lease demand generated by COVID-19. We have also increased our focus on data analytics and are integrating advanced tools into our business that will improve our ability to monitor our operations and make data-driven decisions.

Our achievements were significant against the backdrop of the challenges faced by not only our company but also the real estate industry as a whole and the retail sector in particular. However, after balancing the severe impact of the pandemic on our performance against the extensive efforts of our NEOs to navigate a difficult period, the Compensation Committee awarded each NEO bonus amounts below his or her initially established bonus opportunity that were equal, in each case, to 85% of the NEO’s target 2020 annual cash bonus amount. These amounts represent significant reductions from amounts paid under our 2019 annual cash bonus program, where each of our NEOs earned 172.6% of the target bonus amount based on the achievement of formulaic goals. Name 2020 Base Salary ($) 2020 Target Bonus Percentage of Base Salary Target Annual Cash Bonus 2020 ($) Earned Annual Cash Bonus 2020 ($) Earned Annual Cash Bonus 2019 ($) Percentage Change from 2019 Brian L. Harper 775,000 125% 968,750 823,438 1,618,125 (49.1)% Michael P. Fitzmaurice 475,000 80% 380,000 323,000 582,525 (44.6)% Timothy Collier 412,000 65% 267,800 227,630 448,760 (49.3)% Heather R. Ohlberg 400,000 65% 260,000 221,000 N/A N/A Raymond J. Merk 275,000 40% 110,000 93,500 177,778 (47.4)%

Our total shareholder return during our current CEO's tenure has outperformed our peers, even though our share price was disproportionately impacted during the COVID period. • The current CEO has been in place for 2.75 years through March 31, 2021 • We outperformed the Russell 3000, the MSCI U.S. REIT index and the SNL U.S. REIT Retail Shopping Center index from the time the current CEO started through the date the U.S. declared COVID-19 a public health emergency by 8.1%, 2.4% and 16.7%, respectively • We outperformed the Russell 3000, the MSCI U.S. REIT index and the SNL U.S. REIT Retail Shopping Center index from the date Pfizer announced a 90% efficacy rate for its COVID-19 vaccine through March 31, 2021 by 66.4%, 66.7% and 46.2%, respectively • We outperformed the SNL U.S. REIT Retail Shopping Center index by 2.2% from the time the current CEO started through March 31, 2021 Date Range Period Russell 3000 MSCI US REIT (RMZ) SNL U.S. REIT Retail Shopping Ctr RPT 6/18/18 to 2/3/20 Pre-COVID 18.6% 24.3% 10.0% 26.7% 2/3/20 to 11/9/20 COVID 11.3% -13.3% -29.1% -53.3% 11/9/20 to 3/31/21 Post Vaccine Announcements 14.7% 14.3% 34.9% 81.1% 6/18/18 to 3/31/21 Since CEO transition 51.4% 23.2% 5.2% 7.3% Total returns

Our total shareholder return lagged its benchmarks during the COVID-19 pandemic, but this did not reflect the achievements or relative fundamental performance of the company during this time. The NEO’s took swift and decisive actions to guide RPT through unprecedented times, allowing the company to be well-positioned coming out of the pandemic and generated solid relative financial and operational results in 2020. • Groundwork laid for new net lease retail real estate platform that closed in early 2021 • Bolstered cash position in March 2020 to increase liquidity and ensure business continuity • Obtained a first-time investment grade credit rating from Fitch Ratings, Inc. • Launched new diversity, equity and inclusion initiatives • Created a Tenant Concierge program to support and assist tenants seeking pandemic relief aid • Launched new curbside pickup initiative in support of tenant operations • Top quartile 2020 year-over-year change in leased rate versus peers1 • Top quartile 2020 New Leases - Comparable releasing spreads versus peers1 • Above-average 2020 same property NOI growth versus peers1 • 91% rent collections in the fourth quarter 2020 as of February 10, 2021 1 Peers include: BRX, SITC, KIM, KRG, WRI, REG, FRT, ROIC and RPAI

1. We have received strong say-on-pay support from shareholders year after year: • 2020: 98.0% • 2019: 88.5% • 2018: 97.3% 2. We had significant accomplishments during 2020 even in the face of unprecedented challenges, including obtaining our first investment grade credit rating and laying the groundwork for a new net lease retail real estate platform, which launched in 2021. We also generated solid fundamental results relative to our peer set. 3. Adjustments to our 2020 compensation program ensured motivation of key executives during 2020 and will continue to motivate and help us retain these executives through at least 2024. We urge you to vote FOR all of the proposals included in our 2021 Proxy Statement, including Proposal 3, at our annual shareholder meeting to be held on April 28, 2021. Thank you for your continued support!